For Immediate Release	Exhibit 99.1
CHART INDUSTRIES REPORTS SECOND QUARTER 2006 RESULTS
•	Net sales of $129.4 million up 30% compared to $99.7 million in the second quarter of 2005. Net income was $5.3 million, or $0.50 per diluted share, for the second quarter of 2006. After giving effect to the shares issued in the Company’s initial public offering (“IPO”) subsequent to June 30, 2006, net income per diluted share would have been $0.21 on a pro forma basis.

•	Orders of $150.1 million were up 20% compared to $125.0 million for the first quarter of 2006 and 28% compared to $117.0 million for the second quarter of 2005.

•	Backlog of $276.9 million up 17% compared to $237.0 million at March 31, 2006 and 55% compared to $178.7 million at June 30, 2005.
CLEVELAND, OH — August 17, 2006 — Chart Industries, Inc. (NASDAQ: GTLS), a leading independent global manufacturer of highly engineered equipment used in the production, storage and end-use of hydrocarbon and industrial gases, today reported results for the second quarter ended June 30, 2006.
“Our 2006 second quarter sales increased 30% over the corresponding quarter in 2005, reflecting strong sales for all of our business segments,” stated Sam Thomas, President and Chief Executive Officer of Chart Industries, Inc. (“Chart” or the “Company”). “Our gross profit was higher by more than $6 million, or 22%, primarily driven by higher sales volume. Our gross profit margin for the 2006 second quarter was favorably impacted by improvements in both our Distribution & Storage and BioMedical segments, but was down slightly at 28%, compared with the second quarter of 2005, due to higher than anticipated project execution and field installation costs within our Energy & Chemicals segment.”
“We continue to benefit from strong growth in the global hydrocarbon and industrial gas markets,” continued Mr. Thomas. “Backlog at June 30, 2006 grew 17% compared with backlog at March 31, 2006, and 55% compared with backlog at June 30, 2005. Orders in the second quarter of 2006 totaled $150 million, compared with $125 million in the first quarter of 2006 and $117 million in the second quarter of 2005. Cash provided by operating activities was about $18 million for the first half of 2006 on improved cash

For Immediate Release
earnings and working capital management, which is over $19 million greater than the same period in the prior year.”
The Company’s selling, general and administrative (“SG&A”) expense was $21.2 million, or 16% of sales, for the second quarter of 2006, compared with $14.5 million, or 15% of sales, for the same quarter in 2005. The increase in SG&A expense in the second quarter of 2006 was primarily due to higher employee-related and infrastructure costs to support Chart’s business growth. Also contributing to the increase in SG&A expense were higher amortization for finite-lived intangible assets recorded at fair value as a result of the October 17, 2005 acquisition of Chart by an affiliate of First Reserve Corporation (the “Acquisition”) and costs incurred related to storm damage at an Energy & Chemicals project site.
Net interest expense for the second quarter of 2006 was $6.6 million, compared with $1.6 million for the second quarter of 2005. The increase was primarily attributable to increased long-term debt as a result of the Acquisition.
Income tax expense of $2.5 million for the second quarter of 2006 represented an estimated effective income tax rate of 32%, compared with $4.9 million for the second quarter of 2005 at an effective rate of 36%. The decrease in the effective tax rate was primarily attributable to lower statutory rates in certain foreign countries and a higher expected mix of foreign earnings.
SEGMENT HIGHLIGHTS
Energy & Chemical (“E&C”) segment sales improved by almost 70% to $42.5 million for the second quarter of 2006, compared to $25.1 million for the same quarter in the prior year. This increase resulted primarily from larger projects in both heat exchangers and process systems driven by continued growth in the liquid natural gas and natural gas segments of the hydrocarbon processing market. E&C gross profit declined by $0.8 million to $6.2 million in the second quarter of 2006, primarily from lower than anticipated margins on some process system projects that incurred higher than anticipated project execution and field installation costs. Two such projects are long-term, on-site construction projects. Under the percentage of completion method of

For Immediate Release
accounting, the cumulative impact of revisions to such cost estimates are required to be reflected in financial statements prior to issuance, and therefore have been included in the Company’s financial results for the second quarter of 2006.
Distribution & Storage (“D&S”) segment sales increased for the second quarter of 2006 by 20% to $66.5 million, compared with $55.3 million for the second quarter of 2005. Bulk storage and packaged gas systems sales were stronger primarily due to the continued growth in the global industrial gas market. D&S gross profit increased by $5.7 million to $22.2 million in the second quarter of 2006, and gross profit margin improved by 4 percentage points to 33% primarily due to higher sales volume, manufacturing productivity improvements, a shift in sales mix to higher margin products, and to a lesser extent product price increases to absorb higher raw material costs.
BioMedical segment sales for the second quarter of 2006 reflected a 5% increase to $20.4 million, compared with $19.3 million for the second quarter of 2005. Biological storage system sales increased due to higher demand primarily in the international markets. BioMedical gross profit increased by $1.5 million to $7.7 million in the second quarter of 2006 and the margin improved by 6 percentage points to 38%, which was primarily attributable to higher sales volume and improved manufacturing productivity.
IPO CLOSING
The Company completed its initial public offering on July 31, 2006, resulting in net proceeds of $175.3 million upon the issuance of 12.5 million shares. A dividend of $150.3 million was paid to shareholders existing immediately prior to the IPO and $25.0 million was used to make a voluntary principal prepayment on the Company’s term loan in the third quarter of 2006 under its senior secured credit facility. Total outstanding shares are expected to be 25.6 million after giving effect to the IPO.
OUTLOOK
Continued growth in backlog and sales is expected over the remaining six months of 2006 compared with the same period in 2005. Net income per share on a weighted average diluted basis for 2006 is expected to be in a range of $1.35 to $1.43 based on

For Immediate Release
weighted average shares outstanding and the expected impact of dilutive options for the year. After giving full effect to the shares issued in the IPO, the expected range for net income per share on a diluted basis for 2006 would be $0.89 to $0.94 based on 25.8 million shares on a pro forma basis at year end.
Certain statements made in this news release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements concerning the Company’s plans, objectives, future revenue, earnings or performance, capital expenditures, business trends, and other information that is not historical in nature. Forward-looking statements may be identified by terminology such as “may,” “will,” “should,” “expects,” “anticipates,” “believes,” “projects,” “forecasts,” “continue,” or the negative of such terms or comparable terminology. Forward-looking statements contained in this news release or in other statements made by the Company are made based on management’s expectations and beliefs concerning future events impacting the Company and are subject to uncertainties and factors relating to the Company’s operations and business environment, all of which are difficult to predict and many of which are beyond the Company’s control, that could cause the Company’s actual results to differ materially from those matters expressed or implied by forward-looking statements. These factors and uncertainties include, among others, the following: the cyclicality of the markets which the Company serves; the loss of, or a significant reduction in purchases by, large customers; competition; compliance obligations under the Sarbanes-Oxley Act of 2002; general economic, political, business and market risks associated with the Company’s non-U.S. operations; the Company’s ability to successfully manage its growth; the loss of key employees; the pricing and availability of raw materials; the Company’s ability to manage its fixed-price contract exposure; the Company’s ability to successfully acquire or integrate companies that provide complementary products or technologies; the impairment of goodwill and other indefinite-lived intangible assets; and litigation and disputes involving the Company. For a discussion of these and additional factors that could cause actual results to differ from those described in the forward-looking statements, see the Company’s filings with the Securities and Exchange Commission.
Chart is a leading global manufacturer of highly engineered equipment used in the production, storage and end-use of hydrocarbon and industrial gases. The majority of

For Immediate Release
Chart’s products are used throughout the liquid gas supply chain for purification, liquefaction, distribution, storage and end-use applications, the largest portion of which are energy-related. Chart has domestic operations located in eight states and an international presence in Australia, China, the Czech Republic, Germany and the United Kingdom. For more information, visit:
http://www.chart-ind.com/investor_relations.cfm/?b=1444&l=1
The Company will discuss its second quarter 2006 results on a conference call on August 18, 2006 at 8:30 a.m. ET. Participants may join the conference call by dialing (800) 374-0113 in the U.S. and (706) 758-9607 from outside the U.S. A live webcast presentation will also be accessible at 8:30 a.m. ET at http://www.chart-ind.com. Please log in or dial in five to ten minutes prior to the start time.
A replay of the webcast will be available from approximately 10:30 a.m. ET on August 18, 2006 through 11:59 P.M. ET on September 1, 2006. You may access the webcast replay at http://www.chart-ind.com. A replay of the conference call can be accessed by dialing (800) 642-1687 in the U.S. and (706) 645-9291 from outside the U.S. The replay pass code is 4591536.
Contact:
Michael F. Biehl
Executive Vice President,
Chief Financial Officer
and Treasurer
michael.biehl@chart-ind.com
440-544-1244

For Immediate Release
CHART INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(Dollars and shares in thousands, except per share amounts)

	Successor Company		Reorganized Company
	Three		Three
	Months	Six Months	Months	Six Months
	Ended	Ended	Ended	Ended
	June 30,	June 30,	June 30,	June 30,
	2006	2006	2005	2005

Sales	$129,367	$250,207	$99,721	$184,891
Cost of sales	93,254	177,107	70,049	130,581

Gross profit	36,113	73,100	29,672	54,310

Selling, general and administrative expenses	21,221	42,259	15,501	29,902
Employee separation and plant closure costs	69	231	201	805
Gain on sale of assets	—	—	1,239	1,239

	21,290	42,490	14,463	29,468

Operating income	14,823	30,610	15,209	24,842

Other (expenses) income:
Interest expense, net	(6,586)	(13,131)	(1,626)	(2,649)
Financing costs amortization	(369)	(739)	—	—
Derivative contracts valuation (expense) income	—	—	(10)	28
Foreign currency (expense) income	3	151	(127)	(148)

	(6,952)	(13,719)	(1,763)	(2,769)

Income from operations before income taxes and minority interest	7,871	16,891	13,446	22,073

Income tax expense	2,510	5,490	4,875	7,946

Income from operations before minority interest	5,361	11,401	8,571	14,127

Minority interest, net of taxes	53	47	35	56

Net income	$5,308	$11,354	$8,536	$14,071

Net income per common share — basic	$0.56	$1.30	$1.59	$2.63

Net income per common share — diluted	$0.50	$1.20	$1.51	$2.50

Weighted average number of common shares outstanding — basic	9,540	8,746	5,360	5,359

Weighted average number of common shares outstanding — diluted	10,636	9,461	5,635	5,622